UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2016

StoneMor Partners L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32270	80-0103159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3600 Horizon Boulevard, Trevose, PA 19053

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (215) 826-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 4, 2016, StoneMor Operating LLC (the “Operating Company”), a wholly-owned subsidiary of StoneMor Partners L.P. (the “Partnership”), entered into the Credit Agreement (the “Credit Agreement”) among each of the Subsidiaries of the Operating Company (together with the Operating Company, “Borrowers”), the Lenders identified therein, Capital One, National Association (“Capital One”), as Administrative Agent, Issuing Bank and Swingline Lender, Citizens Bank of Pennsylvania, as Syndication Agent, and TD Bank, N.A. and Raymond James Bank, N.A., as Co-Documentation Agents. In addition, on the same date, the Partnership, the Borrowers and Capital One, as Administrative Agent, entered into the Guaranty and Collateral Agreement (the “Guaranty Agreement,” and together with the Credit Agreement, “New Agreements”).

The New Agreements replaced the Partnership’s Fourth Amended and Restated Credit Agreement, as amended with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and other lenders party thereto (the “Prior Credit Agreement”), Second Amended and Restated Security Agreement, and Second Amended and Restated Pledge Agreement, each dated as of December 19, 2014 (collectively, “Prior Agreements”). The Prior Credit Agreement provided for a revolving credit facility of $180.0 million, with borrowings classified as either acquisition draws or working capital draws, maturing on December 19, 2019.

The summary of the material terms of the New Agreements is set forth below. Capitalized terms which are not defined in the following description shall have the meaning assigned to such terms in the New Agreements.

The Credit Agreement provides for up to $210.0 million initial aggregate amount of Revolving Commitments, which may be increased, from time to time, in minimum increments of $5.0 million so long as the aggregate amount of such increases does not exceed $100.0 million. The Operating Company may also request the issuance of Letters of Credit for up to $15.0 million in the aggregate. The Maturity Date under the Credit Agreement is the earlier of (i) August 4, 2021 and (ii) the date that is six months prior to the earliest scheduled maturity date of any outstanding Permitted Unsecured Indebtedness (at present, such date is December 1, 2020, which is six months prior to June 1, 2021 maturity date of outstanding 7.875% senior notes).

As of August 4, 2016, the outstanding amount of borrowings under the Credit Agreement was $126.1 million, which was used to (i) pay down outstanding obligations under the Prior Credit Agreement and (ii) pay fees, costs and expenses related to the New Agreements. Generally, proceeds of the Loans under the Credit Agreement can be used to finance the working capital needs and for other general corporate purposes of the Borrowers and Guarantors, including acquisitions and distributions permitted under the Credit Agreement.

Each Borrowing under the Credit Agreement is comprised of Base Rate Loans or Eurodollar Loans. The Loans comprising each Base Rate Borrowing (including each Swingline Loan) bear interest at the Base Rate plus the Applicable Rate, and the Loans comprising each Eurodollar Borrowing bear interest at the Eurodollar Rate plus the Applicable Rate.

The Applicable Rate is determined based on the Consolidated Leverage Ratio of the Partnership and its Subsidiaries and ranges from 1.75% to 3.25% for Eurodollar Rate Loans and 0.75% to 2.25% for Base Rate Loans. As of August 4, 2016, the Applicable Rate for Eurodollar Rate Loans was 2.75% and for Base Rate Loans – 1.75%. The Credit Agreement also requires the Borrowers to pay a quarterly unused commitment fee, which accrues at the Applicable Rate on the amount by which the commitments under the Credit Agreement exceed the usage of such commitments.

The Credit Agreement contains financial covenants, pursuant to which the Partnership will not permit:

•	the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA, or the Consolidated Leverage Ratio, as of the last day of any fiscal quarter, commencing on September 30, 2016, determined for the period of four consecutive fiscal quarters ending on such date (the “Measurement Period”), to be greater than 4.00 to 1.0, which may be increased to 4.25 to 1.0 (in case of a Designated Acquisition made subsequent to the last day of the immediately preceding fiscal quarter) as of the last day of the fiscal quarter in which such Designated Acquisition occurs and as of the last day of the immediately succeeding fiscal quarter; and

•	the ratio of Consolidated EBITDA to Consolidated Debt Service, or the Consolidated Debt Service Coverage Ratio, as of the last day of any fiscal quarter, commencing on September 30, 2016 to be less than 2.50 to 1.0 for any Measurement Period.

Additional covenants include customary limitations, subject to certain exceptions, on, among others: (i) the incurrence of Indebtedness; (ii) granting of Liens; (iii) fundamental changes and dispositions; (iv) investments, loans, advances, guarantees and acquisitions; (v) swap agreements; (vi) transactions with Affiliates; (vii) Restricted Payments; and (viii) Sale and Leaseback Transactions.

Events of Default under the Credit Agreement include, but are not limited to, the following:

•	non-payment of any principal, interest or other amounts due under the Credit Agreement;

•	failure to observe or perform any covenant, condition or agreement related to: (i) the delivery of financial statements, compliance certificates, reports and other information; (ii) providing prompt notice of any Default or Event of Default; (iii) the preservation of the legal existence of the Loan Parties; (iv) the ability of the Administrative Agent and each Lender to visit and inspect properties, examine books and records, and discuss financial and business affairs with officers and independent public accountants of each Borrower; (v) restrictions on the use of proceeds; (vi) guarantees by new Subsidiaries; (vii) the maintenance of Trust Funds and Trust Accounts; and (viii) any of the negative covenants, including, but not limited to, financial covenants, contained in the Credit Agreement;

•	failure to observe or perform any other covenant, condition or agreement contained in the Credit Agreement or other Loan Document, and such failure continues unremedied for a period of 30 days after the earlier of (i) notice thereof provided by the Administrative Agent or (ii) a Responsible Officer has obtained knowledge thereof;

•	any default under any other Material Indebtedness of the Partnership and/or its Subsidiaries;

•	any insolvency proceedings related to a Borrower or Guarantor; and

•	any Change in Control.

The Borrowers’ obligations under the Credit Agreement are guaranteed by the Partnership and the Borrowers. Pursuant to the Guaranty Agreement, the Borrowers’ obligations under the Credit Agreement are secured by a first priority lien and security interest (subject to permitted liens and security interests) in substantially all of the Partnership’s and Borrowers’ assets, whether then owned or thereafter acquired, excluding certain excluded assets, which include, among others: (i) Trust Accounts, certain proceeds required by law to be placed into such Trust Accounts and funds held in such Trust Accounts; and (ii) Excluded Real Property, including owned and leased real property that may not be pledged as a matter of law.

The New Agreements also include various representations, warranties and covenants and indemnification provisions customary for transactions of this nature.

Some of the lenders and their respective affiliates under the Credit Agreement acted as lenders under the Prior Credit Agreement. In addition, some of the lenders under the Prior Credit Agreement and the Credit Agreement engaged in, and may in the future engage in, investment banking and other commercial dealings with the Partnership and its affiliates for which they received, and will receive, customary fees and expenses.

The foregoing summary of the New Agreements is not complete and is qualified in its entirety by reference to the New Agreements, which the Partnership intends to file with the Securities and Exchange Commission as exhibits to the Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

Item 1.02	Termination of a Material Definitive Agreement.

On August 4, 2016, the Partnership entered into the New Agreements that replaced the Prior Agreements and effectively terminated the Prior Agreements, as described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated in its entirety by reference herein. In connection with entering into the Credit Agreement, the Partnership incurred an extinguishment of debt charge of approximately $1.2 million.

Item 2.02	Results of Operations and Financial Condition.

On August 5, 2016, the Partnership issued a press release announcing its financial results for the quarter ended June 30, 2016. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 4, 2016, the Partnership entered into the Credit Agreement. The terms of the Credit Agreement are described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated in its entirety by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press Release dated August 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC
its general partner

By:	/s/ Sean P. McGrath
Name:	Sean P. McGrath
Title:	Chief Financial Officer

Date: August 5, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 5, 2016.